Exhibit 10.57

Trust Loan Contract

Contract No.: SCXT2019(DXD)Zi. No.1-2

Lender: Sichuan Trust Co., Ltd.

Legal Representative: MouYue

Address:No.18, Second section of South Renmin Avenue, Jinjiang District,Chengdu

Agent: Zhu Pan

Tel:0571-85238957

Fax: 0571-85238957

Postcode: 310000

Borrower: Wuhan Kingold Jewelry Co., Ltd.

Legal Representative: JiaZhihong

Address: Special No. 15 of Huangpu Science and Technology Park, Jiang’an District, Wuhan City

Contact Address: Special No. 15 of Zhongshan Western Huangpu Science and Technology Park, Jiang’an District

Agent:

Fax: 027-65694977

Tel: 027-65694977

Postcode: 430023

The parties involved above is separately referred to as “one party” and collectively known as “both parties”.

WHEREAS:

(1)	The lender, as the trustee of “Chuanxin-Kingold No.3 Single Trust” ( hereinafter referred to as “this trust” or “the trust”), in accordance with the agreement in Chuanxin-KingoldNo.1 Single Trust Contract, numbered 【SCXT2019(DXD)Zi. No.1-1】, planned to make loans which are delivered by the consignor for the borrower as the RMB trust loan, which shall be used by the borrower to purchase raw materials.

(2)	The borrower is a company limited by shares with valid existence established in accordance with the laws of the People's Republic of China. Due to the need of manufacture and operation, the borrower applies to the lender for loans310,000,000 Yuan (Capital: Three Hundred and Ten Million Yuan Only);

(3)	According to the stipulation of Trust Contract, the lender agrees to offer trust loans for the borrower;

(4)	At the time of signing the contract, the borrower has been aware of and recognized that the loan funds under this contract are from the trust funds which the lender is trusted to manage. Except for opposite provisions, the loans under this contract referred to “trust loans”.

Hereby, according to the current law of the People's Republic of China and on the basis of fairness principle, the borrower and the lender reach an agreement and conclude this contract to comply with.

1	Definition and Explanation

In the contract, except that there are other explanations or implications in the context, the following words and phrases bear the following meanings:

1.1	The borrower/ Wuhan Kingold Jewelry Company: refers to Wuhan Kingold Jewelry Co., Ltd. and its legal successor.

1.2	The lender/ Sichuan Trust: refers to Sichuan Trust Co., Ltd. and its legal successor.

1.3	Both parties: refers to the borrower and the lender.

1.4	Consignor: Zhangjiakou Bank Corporation

1.5	This contract: refers to the loan contract signed between the borrower and the lender as well as its enclosures and any valid change or supplementary agreement of it.

1.6	Contract of Guaranty: refers to the contract of guaranty signed between the borrower and the guarantor numbered SCXT2019(DXD)Zi. No.1-2and the attachment as well as any valid change or supplementary agreement of it.

1.7	Pledge contract of Gold: refers to the Pledge contract of gold signed between the borrower and the guarantor numbered SCXT2019(DXD)Zi. No.1-4 as well as its enclosures (include but not limited to the pledged property listing) together with any valid change or supplementary agreement of it.

1.8	Insurance Contract: refers to the insurance contract and the insurance policy (property insurance) together with any of its valid change or supplementary agreement, signed between the borrower and the PICC Property and Casualty Company Limited (hereinafter referred to as PICC P&C) on pledge gold, with the lender as the only beneficiary. The term of the insurance contract (including renewed term) shall cover the whole pledge term.

1.9	Security file: the contract of guaranty and the pledge contract of gold under this contract are jointly called security file.

1.10	Pledgor: the pledgor and borrower under this contract is the same person, namely Wuhan Kingold Jewelry Co., Ltd. and its legal successor.

1.11	Guarantor: refers to Mr. JiaZhihong, the real controller of the loan.

1.12	Guarantor: the pledger and the warrantor under this contract are collectively called as the guarantor.

1.13	Standard gold: refers to the AU9999 Standard Gold purchased from Shanghai Gold Exchange whose purity is 99.99%.

1.14	Pledge gold: refers to the standard gold which the borrower owns legally and can be pledged legally, is obtained from the warehouse of Shanghai Gold Exchange according to relevant regulations and procedures, and is promised to pledge to the lender in accord with this contract and the pledge contract of gold.

1.15	Gold price: Refers to the closing price of this contract at 15:30 of the Shanghai Gold Exchange Standard Gold, or closing price of this contract at 2:30 in the morning of Shanghai Gold Exchange Standard Gold if there are night market according to Shanghai Gold Exchange Au(T+D) contract, unless there is special agreement in this Contract.

1.16	Base price of gold pledge/ pledge price: The pledge price of pledge gold takes the lower price between Shanghai Gold Exchange AU(T+D) contract 30-day average of the previous session and the closing price at 15:30 of the previous session.

1.17	Pledge Date: refers to the day when each batch of pledge gold is stocked in the pledged property safe box rented by the borrower.

1.18	Trust loan: refers to the loans that the lender offers to the borrower according to this contract and trust funds under the trust plan it is trusted to manage. Except for additional reference, the “loan” in this contract has the same meaning as trust loan.

1.19	Loan period: refers to the loan period stipulated in the article 2.1 in this contract.

1.20	Repayment: refers to the repayment of any principal amount and interest of the trust loan stipulated in this contract.

1.21	Value date for interest: refers to the day when the lender offers each loan funds to the borrower’s special loan account. In regard to the specific date, the date on the withdrawal application for the loan shall prevail (format of withdrawal application for a loan see appendix 1). Conditions such as article 6.2.5 in this contract happens, the value date for interest of each trust loan corresponds to the effective date of the trust beneficial right of each trust loan (specific date subject to the lender’s date of announcement).

Expiry date for interest: refers to the accounting date of the interest of each trust loan, namely,(i) during the existence period of trust plan, every three month calculated from corresponding value date for interest of each trust loan; (ii) the expiry date of each trust loan or all trust loans (including advances to the expiry date).

1.22	Interest payment date: refers to (i) article 1.20 in this contract (i) any day within the first five working days of each expiry date for interest under each fund; (ii) article 1.20 in this contract (ii) the expiry date for interest under funds. Any interest payment date which is not a working day, shall be extended to the next succeeding working day.

1.23	Trust plan/ this trust plan: refers to “Chuanxin-Kingold No.1 Single Trust”, subject to the name regulators approve.

1.24	Precedent conditions for lending: refers to the premise condition for lender to offer loans to the RMB loan account of the borrower according to article 3 in this contract.

1.25	Accrued fees: refers to all expenses that the borrower shall pay to the lender including but not limited to all principal amount of the trust loans under this contract (no more than 1 billion Yuan), interest, liquidated damages produced when the borrower violates this contract, overdue interest, penalty interest, damage awards, compound interest, related expenses paid in advance by the lender, etc. as well as all reasonable fees for the lender to realize the creditor’s rights. Thereinto, all reasonable fees for the lender to realize the creditor’s rights include but not limited to the following fees: legal fare, arbitration fee, property preservation fee, execution fee, valuation fee, auction fee, fees related to exercising security right, transaction handling fee, agent fee, registration fee, appraisal fee, safekeeping fee, insurance premium, notice fee, enquiry fee, attorney fees, notary fees, delivery fee, travel expense, communication fee, and all kinds of taxes and other related expense as well as the responsibility of invalid contract that the borrower shall bear as the contract stipulates.

1.26	All payment liabilities: refers to the liability that the borrower shall pay all the accrued fees to the lender according this contract.

1.27	Default events: refers to any default event stipulated in article 14.1 in this contract.

1.28	The expiration or the mature: refers to the following situations: (1) the expiration of payment date for principle amount and interest of any trust loan stipulated in this contract; (2) Partial or overall advance of expiration of any trust loan announced by the lender.

1.29	Remainder days/ existing days: days accumulated from the disbursement date of any trust loan to the payment date of all principal amounts and interest of any trust loan.

1.30	In this contract when it mentions Business day/ Working day: it shall be explained as any day on which the lender is open to conduct business except for legal holidays. Year: refers to every calendar year. Month: refers to every calendar month. Quarter: refers to every nature quarter.

1.31	Assurance fund: According to the Regulations and relevant regulations of supervision department, the borrower shall subscribe Chinese Trust Fund according to one percent of the principal amount of the trust loans as the obligation subscriber.

1.32	Assurance fund company: refers to the Chinese Security Trust Fund Co., Ltd established according to the Regulations as well as other companies which inherent its legal obligations.

1.33	The Regulations: refers toTrust Industry Security Fund Management Regulation as well as relevant regulations revised, supplemented and replaced by supervision department.

1.34	Supervision department: refers to China Banking Regulatory Commission as well as other government departments which bear the same obligations of supervision.

1.35	Yuan: refers to thelegal currency unit of People's Republic of China, RMB, Yuan.

1.36	Laws: the laws under this contract refer to laws, administrative regulations, department rules as well as local laws and regulations and policies with legal binding. Except for additional stipulations in laws and regulations or requirements in context, whenever this contract mentions any article of “laws”, it shall be explained as the effective law text timely revised or newest publicized.

1.37	Subject: the subjects of any article and enclosure under this contract are made for convenience and only for reference, which shall never be considered as the explanation of that article or enclosure.

2	Trust loans

2.1	Amount and term of trust loans

2.1.1	The trust loans under this contract are RMB loans. The principal amount of loans is no more than 310,000,000 Yuan (capital: Three Hundred and Ten Million Yuan only). The trust loans are disbursed separately. The specific disbursement of each loan shall be determined on the basis of the borrower’s capital needs and the condition of capital use. The specific amount of each loan is subject to the real amount disbursed (specifically subject to the withdrawal application for the loan).

2.1.2	The total term of loans under this contract is 12 months, calculating from the first day when the first sum of trust loan fund is disbursed to the borrower’s special loan account(specifically subject to the withdrawal application for the loan). It is expected to be from to (specifically subject to the withdrawal application for the loan). If the condition agreed in article 6.2.5 occurs, the term of trust loans shall be calculated from the setup of the trust plan.

2.1.3	Except for additional agreement, when the starting day of the term of trust loans does not comply with the actual disbursement day under this contract, the actual disbursement day shall prevail. Besides, the expiry date of loans agreed in article 2.1.2 in this contract shall also be adjusted accordingly.

(1)	The lender is entitled to issue loans by stages. The limit of each stage is 24 months or no more than 24 months, and the expiry date of last stage loan should be before the expiry date for the total amount.

Despite the agreements above, anything occurs as what is agreed in article 6.2.5 in this contract, the term of each trust loan shall be calculated from the effective date of each trust benefits conforming to each trust loan fund.( specifically subject to the announcement date of the lender)

2.1.4	If any agreed condition in this contract occurs, the lender is entitled to announce the acceleration of maturity for partial or whole loans.

2.2	The Expansion of Term

2.2.1	The term of the trust loans under this contract shall not be expanded.

2.3	Payment in advance

When the term of each loan expires 12 month, the borrower can pay back the total sum of the trust loan with written application a month in advance and written approval of the lender.The borrower shall pay back the total loans and the interest of the lender as is stipulated in article 2.3.1 in this contract, then the loans all end in advance.

Once the application for payment in advance is submitted, it is irrevocable. When such application is approved by the lender in written form, the borrower shall pay back the total loans one for all to the specific account of the lender on the advanced date which the lender approves to become the payment date. After the lender receives the payments, the corresponding loans all end in advance. The trust loan interest shall be calculated according to the actual loan days, with repayment of principal with interest.

3	Precedent condition of disbursement

3.1	Unless all the precedent conditions stipulated in this contract are all met or given up by the lender in written form, the lender has no obligation to disburse any loan under this contract to the borrower.

3.2	After the lender meets all of the following precedent conditions, trust loans shall be disbursed to the borrower according to the ways stipulated in this contract.The loan amount shall not surpass 【the gold amount confirmed by both the consignor and PICC Property & Casualty× the base price of gold pledge ×75%】

3.2.1	This trust plan is set up, and the consignor has disbursed fund for trust loan to the special account for trust fund.

3.2.2	This Contract, Gold Pledge Contract, the Contract of Guaranty, Safe Deposit Box Rental Agreement,Funds Trusteeship Agreement, Financial Advisory Agreement, Gold Purchase Contract, Authorization Letter from the borrower to the lender andInsurance Contract all have been duly signed and notarized.Thereinto, This Contract, Gold Pledge Contract, the Contract of Guaranty are under compulsory executive notarization.

3.2.3	The competent authority of the borrower has provided resolution on agreement on borrowing money and providing gold as pledge.

3.2.4	Before the issue of the trust loans, the borrower has provided all the pledged gold as the pledge guarantee which is calculated by the loan-to-value ratio to the lender and has met the following demands: (i) to have deposited the pledge gold into the safe of Wuhan branch of the Industrial Bank or other safes rent by the lender in other banks (hereinafter referred to as pledge safe) (the password of the pledge safe and one of the keys are kept by the lender, and the other by PICC P&C), and before depositing the pledge gold into the safe, the related insurance is bound to be bought for the pledge gold according to the contract. (ii) the related procedures have been gone through in the Jiang’an branch of Wuhan Finance Bureau and the lender has gotten the Certificate of Registration of Chattel Mortgage.

3.2.5	The consignor has provided written confirmation on the completion of instock pledge gold; the consignor has provided insurance policy on the completion of pledge gold insurance; the consignor has provided written confirmation on the completion of registration of gold pledge in Unified Registration System for Real Estate Financing in Credit Center of People’s Bank of China,; the consignor has provided agreement on the disbursement.

3.2.6	The subscription money for the trust insurance fun is paid off.

3.2.7	Legal opinion on this trust is acquired.

3.2.8	Other conditions reasonably required by the lender.

4	Disbursement of loans

4.1	According to articles in this contract, the lender is supposed to grant the loans to the loan account of the borrower who has been confirmed to be in accord with the credit terms.

4.2	If confirmed by the borrower, the lender is entitled to grant the credit loans on installments according to the capital arrangements, the actual fund raising situation, control standard, the borrower’s capital needs as well as fund position in the trust investment plan. The lender is also entitled to decide the amount of the trust loans and the day of granting the trust loans unilaterally. Meanwhile, the lender is entitled to reduce the trust loans or even refuse to grant part or all of the trust loans based on the management situation and bail payment of the borrower. The lender is not considered to have broken the contract in the above situations; therefore, the borrower cannot require the lender to shoulder the responsibility.

4.3	Regardless of the above initiating loan prerequisites, the lender is entitled to initiate the loan ahead of the time when all the prerequisites have not been fully met; if the lender initiate the loans ahead of time, it neither means that the lender gives up the obligations in the contract nor the security does not fully or partially carries out the obligation and the security document of the contract. The lender is entitled to raise a plea, pursue legal actions and take a legal action against the borrower and the security at any time if they do not carry out or fully carry out the obligations in the contract as well as in the security document.

5	The usage of trust loan

5.1	The borrower shall use the trust loans under this contract to supplement circulating funds and purchase raw materials of AU9999 Standard Gold.

5.2	The trust loans in the contract cannot be embezzled by the borrower. The borrower is supposed to promise that the trust loans shall be used according to the contract, which does not cover the overseas investment, stock investment, the real estate investment as well as steel trade. The investment of the trust loans cannot break the laws, legislations and cannot be invested in all the projects that the government prohibits and the government has not confirmed. The trust loans cannot be applied to the project that the trust loans have not been included.

5.3	The lender is entitled to ask the borrower to issue the related documents and information according to the laws and the stipulation issued by regulatory authorities, which include but not limited to the contract/agreement, invoice/receipt, voucher, gold purchase certificate of Shanghai Gold Exchange and warehouse warrant of gold. The borrower shall grantee that the provided material should be real, correct, complete and effective so that the lender can supervise and verify the usage condition of the trust loans in the contract.

6	Interest

6.1	Trust loan interest rate

The trust loan interest rate under this contract is annual interest rate 10.7615%.

The trust loan interest rate under this contract is fixed, within the validity of the contract, trust loan interest rate shall not be adjusted.

6.2	Interest calculation

6.2.1	The trust loan interest under this contract is calculated by day, day interest rate

6.2.2	The interest of each trust loans under this contract is calculated from their Respective value date for interest..

6.2.3	Each loan interest under this contract is calculated separately. The interest corresponding to each loan is calculated from its corresponding value date for interest. And the interest is calculated and collected according to the actual working days of the trust loan fund.

6.2.4	The calculating formula of interest each day is: interest each day= principal balance of this day's trust loan*day interest rate.

6.2.5	If any sum of trust loan is failed to be paid to the Borrower on corresponding effective day of trust beneficiary right not due to the Lender (includes but no limited to that the Lender fails to realize loan prerequisite agreed in Article 3.2 of this Contract), the Borrower agrees to calculate corresponding anticipated interest losses during trust fund is not paid as scheduled according to loan rate agreed in this Contract and compensate the borrower. Base on this, both parties agree that in above-mentioned case both parties acknowledge the value date for interest of every sum of trust loan is the effective day of corresponding trust beneficiary right (subject to the day announced by the Loan).

6.3	Payment of interest

Unless otherwise agreed in the contract, if the trust loan granting date is between January 1st to July 30st and December 21st to November 31st in some year, then during trust loan duration, the borrower should pay the payable interest of various trust loans under this contract according to the following arrangement and should pay unpaid trust loan principals and remaining interest to the lender on the due date of various trust loans or on the due date of all trust loans(including advanced due date).The details are as follows:

6.3.1	Within five days after each trust loan is issued and within 3 days after the loan is disbursed, the interest amount the borrower should pay to the lender=the principal of this term of loan*0.5615%

6.3.2	Within five days before the first day after each trust loan is issued, the interest amount the borrower should pay to the lender=the principal amount of the trust loan*10.2%*duration date from interest-calculating date(including) to the interest-settling date(excluding)of the trust loan/360.

6.3.3	Despite the interest date stipulated in above articles in the trust loan duration, in the interest date of each trust loan, the interest amount the borrower should pay to the lender==the rest principal amount of this term trust loan*10.2%*duration date from interest-calculating date(including) to the interest-settling date(excluding)of the trust loan/360.

6.3.4	If the lender pays back part of the trust loan in advanced due date in accordance with article 2.3 in this contract, the payment amount of advanced due date=the planned payment in advanced due date of principal amount of this term trust loan*(1+10.7615%* duration date from interest-calculating date (including) to the advanced due date of payment (excluding) of the trust loan/360.) – the interest that the borrower paid on the principle amount of advanced due date of this trust loan.

6.3.5	On the due date of each trust loan(including advanced due date), the borrower should pay remaining interest and outstanding principals of all trust loans to the lender , paying amount =∑ principal amount of each trust loans*(1+10.7615%*duration date of each trust loans/360)- interest of this term of trust loan already paid by the borrower- principal of this term of trust loan already paid by the borrower.

6.3.6	On the due date of all trust loans(including advanced due date), the borrower should pay remaining interest and outstanding principals of all trust loans to the lender , paying amount =∑ principal amount of each trust loans*(1+10.7615%*duration date of each trust loans/360)- interest already paid by the borrower- principal already paid by the borrower.

6.3.7	In any circumstances (including but not limited to that the borrower paid the interest in advanced due date while the loan finished in advance), the lender will not return the interest paid by the borrower.

7	Repayment

7.1	The lender should repay each batch of trust loan principal and/or interest to the account specified by the lender according to the contract. Unless otherwise agreed in the contract, the date which the trust loan principal or interest arrive at the designated account is the actual repayment date.

7.2	The trust loan principal and interest repaid by the borrower should be remitted to the following account specified by the lender:

Account name: Sichuan Trust Co., Ltd.

Deposit bank:

Account number:

If the lender adjusts the above repayment account, the repayment account should be subject to Paying Notice sent by the lender.

7.3	The money repaying the trust loan comes from the sales income of the borrower, cash flow produced through processing Standard Gold of which purity is 99.99% into cash or other capital which can be used to repay the loan.

8	Loan Guarantee

8.1	The borrower’s payment obligations for principal and interests of all trust loans as well as other payables (including but not limited to payment obligations for overdue interests, default interests, liquidated damages, damage awards, all expenses incurred for the Lender’s credit realization, and payables by all other borrowers), shall be guaranteed by the borrower with its legally owned and pledged standard gold, with the Guarantor offering personal joint liability guaranty. In case the borrower fails to fulfill or incompletely fulfill principal and interest payment obligations for any trust loan hereunder or part or all of payment obligations for other payables, or in case of other default circumstances under this Contract or Gold Pledge Contract, the Lender shall be entitled to implement the right of pledge for all gold pledged it will occupy on the occasion, and request the guarantor to bear joint liability guaranty.

8.2	The Company is required to pledge of Au9999 gold as collateral to secure this loan

8.2.1	The borrower shall properly sign Gold Pledge Contract with the Lender and provide pledged gold in relevant sum calculated according to pledge rate of such loans as pledge guarantee, and store such pledged gold into hostage safe box; the specific amount of pledged gold in all batches shall be subject to Hostage List attached to Gold Pledge Contract (the quality and quantity of pledged gold are subject to the common verification of the consignor and PICC Property&Casualty). All hostage lists serve as an integral part of this Contract with the same legal force. The Lender shall release corresponding trust loans upon registration of pledge for gold in each batch in accordance with Withdrawal Application; any batch of pledged gold shall be guaranteed with all payment obligations hereunder.

8.2.2	The amount of each loan. The value of pledge shall be determined by the lower price between the 30-day average of Shanghai Gold Exchange AU(T+D) and the Gold Price at 15:30 of the Pledge Gold on previous transaction day of Pledge Day. For the convenience to calculate the amount of pledge gold, the pledge rate of each loan is calculated separately. The pledge rate is=the rest principal of this trust loan/( the lower price between the 30-day average of Shanghai Gold Exchange AU(T+D) and the Gold Price at 15:30 of the Pledge Gold on previous transaction day of Pledge Day,)

8.2.3	The borrower shall properly sign Insurance Contract with PICC regarding pledged gold upon signature of this Contract and handle notarial acts, and purchase property insurance from PICC with the borrower as sole beneficiary for quality, purity, weight and risks on damages, loss, robbery of pledged gold in related batch (including those added) during the pledge period prior to delivery of any batch of pledged gold to hostage safe box (i.e. prior to the Lender’s release of any loan by this Contract), or prior to provision of adding pledged gold to the Lender by this Contract; the amount of insurance claims = the lower price between the 30-day average of Shanghai Gold Exchange AU(T+D) and the Gold Price at 15:30 of the Pledge Gold on previous transaction day of Pledge Day * 80% of weight of this pledged gold. The insurance period of any batch of pledged gold is one year (inclusive) from its pledge day, the Lender needs to renew the insurance 1 month before expiry of its insurance period, which shall be no less than 1 year, and the relevant original copy of insurance policy is to be kept by the consignor, or the borrower is considered as default, then the lender is entitled to request the borrower to pay off the principal and interest of the trust and other payables in advanced due date and take corresponding responsibilities.

8.3	Marking to Market

The basis of calculation of separate precautions line, the open line and each precaution line of this trust stand the same, namely, the precaution line is 1.2 times of the pledge price; and the circulation basis of each open line, namely, the open line is 1.173 times of the pledge price. And in this trust, the lender should take the responsibility to mark the market, and the price is adopted as following: the closing price of this contract at 15:30 in the previous trading day afternoon of the Shanghai Gold Exchange Standard Gold if there is no night market, or closing price of this contract at 2:30 on this trading day morning of Shanghai Gold Exchange Standard Gold if there is night market.

8.3.1	Precaution operations

The borrower has the obligation to make up the gold pledged when the pledging rate is above 80% to make it equal or less than 70% before 10:30am same trading date; if it reaches to the closing line, if the borrower did not add up pledged gold to less than 70%, the creditor has the right to dispose the gold pledged

8.3.2	Close position

If the gold price falls down under (include) the openline of any loan, the borrower should deposit additional margin to the trust account before 10:30 in the morning of this trading day until the total amount of pledge value mentioned above and the additional cash deposit is 1.173 times the pledge price, or the lender will inform the consigner and begin the process of pledge disposal in accordance with the consigner’s order.

The borrower confirms that any batch of the pledge gold under this contract is the guarantee for the entire obligation to pay.

8.3.3	If the borrower refuses or failed to deposit the payable additional margin timely as the contract requires, the lender has the right to claim that all the trust loan under the main contract is early due, and all the interest of the loan should be early repaid, and requires the borrower to immediately perform all the payment obligation under the main contract, meanwhile lender is entitled to exercise mortgage to all the pledge gold and use funds gained from realizing hostage to pay off all unpaid payable amounts of the borrower under the Main Contracts for priority. If the fund is not sufficient to pay off the items above, then the borrower directly pay lender the rest.

If any circumstances mentioned above, namely pledge preservation delay, not timely or not sufficient additional margin occurs to the pledge gold of any loan, the lender is entitled to claim that the entire loan under the main contract is early due and exercise mortgage to all the pledge gold, and has the priority to use funds gained from realizing hostage for compensation.

8.3.4	The additional margin paid by the borrower shall be paid into following bank account of the Lender:

Account Name: Sichuan Trust Co., Ltd.

Opening Bank:

Account No.:

If the above-mentioned bank account is needed to be changed, the Lender shall notify the borrower in written 5 working days in advance.

8.3.5	If the borrower completes all the gold pledge, insurance obligations and corresponding complements and call margin obligations according to the agreements of this Contract, after the principal and interest of any sum of loan has been fully paid and the borrower has performed all the payment obligations corresponded to the loan, the Lender is entitled to decide release the pledge of corresponding gold provided by the borrower in advance, however, the pledge rate of this loan shall be below 75% (included) after discharging the gold.

8.4	Warranty

Mr. Jia Zhihong, the actual control of the Borrower, provides irrepealable joint liability guarantee for all payment obligations under this Contract.

9	Payment

9.1	The lender and the borrower shall pay relevant taxes and fees in accordance with the provisions of the law in China.

9.2	Trust loans cost involved under this contract including but not limited to notary fees, legal fees, audit fees, rent, insurance fee, registration fee, enquiry fee and service fee shall be bear and paid by the borrower.

9.3	The borrower under this contract shall pay all the money that should be paid in full and should not be attached to any claim or limit and shall not have any nature of tax deduction or withholding under this contract.

9.4	When the borrower pay a certain sum of accounts payable to the lender according to the provisions of this contract (including but not limited to breach of contract, damage awards, penalty interest, interest, principal), if the day of accounts payable is not the day of the working day of the lender, it will postpone to the next succeeding working day. Trust loan principal and interest will continue to calculate the interest during expansion period in accordance with this contract.

9.5	When the borrower pay a certain sum of accounts payable to the lender according to the provisions of this contract (including but not limited to breach of contract, damage awards, penalty interest, interest, principal), the borrower should pay to the account designated by the lender in the day of the cash paymen tand send a copy of the payment voucher copy or the copies of the seal of the unit to the lender on the same day.

9.6	When the borrower’s repay money is not enough to pay off all the due payable amount under this contract (including but not limited to the trust loan principal, interest, default interest, liquidated damages, damages, the cost of the creditor's rights, etc.), the lender shall have the right to use the money to return the other payables (including the cost of the creditor's rights, penalty interest, damages, liquidated damages, etc.), interest and principal and etc. in order.

10	Capital Regulation

10.1	The Trust will not monitor the bank account for the loan.

11	Representations and Warranties matters

11.1	The borrower make the following statement and guarantee to the lender in the date of this contract signed , and confirm that the lender conclude the following contract relying on the representations and warranties, and these statements and guarantee are continuous effective during the effective period of this contract and the subordinate contracts.

11.1.1	The established and validly existing enterprise as a legal person according to the laws and regulations of the People's Republic of China, the borrower system has the right to punish all its property completely and engage in its business license in the rules of business; As of each loan issuing date of this contract, the borrower is in normal operation condition. There is no any existing or reasonable expectations that may lead to the borrower in the trust loan term cannot continue to operate normally.

11.1.2	The borrower shall have the right to sign and perform this contract and the relevant financing documents. All the necessary measures and other action have taken, making it has all the necessary rights and authorization to sign and perform this contract, which complies with the firm’s regulation.

11.1.3	Signing and performing this contract is voluntary by borrowers, is their true meaning, and passes all the necessary legal authorization. the authorization and authorization to sign and perform not contrary to the borrower under the articles of association or any laws and regulations or the contract binding upon the borrower. The formalities that used to sign and perform this contract by the borrower are to be completed legally and fully effective.

11.1.4	Except that has disclosed to the lender and the lender in writing to sign for the situation of the disclosure document records, borrowers did not hide any that has occurred or is about to occur may make lenders don't agree to grant trust loans under this contract of the following events:

(1) There is no event of default has occurred by the borrower and no event of default reasonably expected for any withdrawal under this contract ;There is no other binding agreement or other documents constitute a default under, and may cause serious adverse effects of other events or circumstances;

(2) The borrower violate the obligations that signed by him and other creditors under this credit and debt agreement;

(3) Any pending litigation, arbitration, administrative procedures, judicial execution of the program /or the administrative authority of similar nature/or other legal process;

(4) The borrower and its shareholders, actual controllers do not have the illegal/unlawful behavior and other events that Can be reasonably expected by the borrower and its shareholders, actual controllers, their actions fault caused by it in the process of litigation, arbitration and administrative, judicial and/or administrative organs of the executable program and/or other legal proceedings with similar properties ;

(5) The borrower bear debt, contingent liabilities, or to a third person to provide mortgage, pledge, and other guarantee;

(6) Other financial condition affecting the borrower and solvency.

11.1.5	All documents, data, reports and documents to the lender for the trust loans under this contract provided by the borrower are accurate, true, complete and effective;There are no misleading and no any missing important facts.

11.1.6	The obligation is the duty of legal and valid under this contract of the borrower and it has the legally binding; the borrower did not involve any liquidation, dissolution, merger, division or similar legal process; The borrower did not involve in that has a significant adverse effect of civil, criminal, administrative litigation or arbitration proceeding to the borrower's ability that perform this contract.

11.1.7	Whether the borrower has been or will counter guarantee agreement or similar agreement with the guarantor for its warranty obligations under this contract. The agreement will not damage the lender in any of the rights and interests under this contract on the law or fact.

11.1.8	Any important asset of the borrower is not involved in any enforcement, property preservation, sealing up, distaining, lien, regulation, or deduct the deposit by financial institutions.

11.1.9	The borrower promises that its creditor's rights of the guarantor/issuer is inferior to creditor's rights of the guarantor by the borrower in trust loans surviving period.

11.1.10	The borrower agrees that the lender inquire the borrower's credit standing in the People's bank of China and approved by the competent department of credit investigation to establish credit database or the relevant units and departments and agrees that the lender provide the borrower information to the People's bank of China and approved by the competent department of credit investigation to establish credit database. And borrower agrees that the lender can reasonable use and disclose the borrower’s information for business needs.

The borrower guarantees that they repay the full specified amount trust loan principal and interest in accordance with the contract on time; The lender shall have the right to be notified to the relevant department or unit, has the right to make announcement collection through the news media for borrowers default loan principal and interest of the trust or other default situation.

11.1.11	The borrower promise that they were aware and fully understand the Management Method and regulatory rules, and guarantee that they will pay full assurance fund amount on schedule.

11.1.12	The borrower assures: (1) the propriety and the right to disposal pledge gold, and that the consideration of pledge gold is paid. The pledge gold is freely circulated and not belongs to the objects which are forbidden or restricted to circulate by the laws, regulations, and the national policy. There is no controversy on the ownership of the pledge gold, or any encumbrances, defect or restriction of right; (2) before the gold is pledged to the lender, the gold has never been transferred, gifted or pledged in else places, neither did the borrower sign similar contracts; after the gold is pledged to the lender, the gold should not be transferred, gifted or pledged in else places, and borrower should not sign similar contracts. Any behavior that may damage the pledge rights and the right and interest of lender is prohibited.

11.2	The borrower hereby further represents and warrants from the day of signing this contract to the day of all payments are paid off under this contract that will observe each item stipulated in article 11.1 above statement and guarantee correctly and fully in accordance with the situation at that time unless the lender in writing to give up.

11.3	The borrower should undertake to renew the insurance for the pledge gold if meet with the due date of insurance when settling the pledge gold. The renewal of the insurance duration will allow the party to settle all the pledge gold.

12	The Agreed Items

In addition to the other terms and conditions of this contract, during the period of the trust loan, the following items will be further agreed between the borrower and lenders:

12.1	The lender can check and understand the use of the loan at any time in a variety of reasonable ways; the borrower have to actively cooperate with the lender to make the lender understand the usage of the loan and their operating conditions according to the reasonable requirements of the lender to provide the relevant materials.

12.2	During the period of the credit loan, without the prior written consent of the lender, the borrower could not use their legal standard gold to provide a guaranty to other people except the lender. When the borrower dispose of the major material assets, and change the practical control right and so on, they should get the written consent of the lender in advance.

12.3	Before the borrower repay all the trust loan principal and interest under this contract, such as taking actions like contracting, leasing and the reform of the shareholding system, joint, combination, merger, division, joint venture, material assets transferring, control rights transferring, application for closure, application for dissolution, application for bankruptcy, and other actions which enable to cause the changes of creditors’ rights and debt relations or the influences on the implementation of the creditors’ rights of the lender, they should give written notice to the lender in advance, and obtain the consent of the lender, at the same time, carry out the liquidation liabilities or debts in advance, otherwise they cannot take the above listed actions.

12.4	The borrower should ensure that the submitted financial statements to the lender are drawn up in accordance with Chinese accounting standards.

12.5	The borrower should promise that they will not dissolute, liquidate, and influence the lender’s rights and interests before they make the preserved measures on the loan creditor's rights without the prior written consent made by the lender.

12.6	The repayment order of the debt under the items of this contract is prior to the debts of the borrower to its shareholders, at the same time, the borrower pledge that they will not violate the normal repayment order to pay off the other loans preferentially. What’s more, they will not sign any contract or agreement which will make the trust loans under this contract lie in a subordinate or inferior position at present and in the future.

12.7	If the following situations occur, the borrower should notify the lender in 5 business days:

12.7.1	The events, such as major legal litigation, arbitration or administrative disposal programs or deduction of the deposits by the financial institutions which influence the lender’s interests;

12.7.2	If any default event appears under this contract, the borrower should explain the nature and duration, and explain what action has been taken or what measures will take;

12.7.3	When the borrower is aware of himself or any important assets having been involved in any legal proceedings or arbitration proceedings, enforcement or seizure or detainment or other similar measures, the borrower should inform the lender in written notice according to the provisions of this article, besides, they should also list the constituted influences or the possible influences in detail and the remedial measures which have been taken or planned to take;

12.7.4	If the borrower have economic disputes with a third person for the economic activities or accidental events which affect the borrower to carry out business activities normally, such as production halts, closure, the cancellation of registration, revoking the business license, engagement in the illegal activities of the legal representatives or the principal persons, involving major litigation activities, appearance of the serious difficulties in the production and business operation, deterioration of the financial conditions, etc;

12.7.5	Any event that may happen or has happened, which has an effect on the borrower’ normal repayment;

12.7.6	If the borrower need to change the legal representatives, the authorized representatives, correspondence address, name of the unit, or the major changes in the financial and personnel aspects, and the changes in the articles of association of the borrower;

12.7.7	If the guarantor under this contract appear the situations of production halts, closure, the cancellation of registration, revoking of the business license, bankruptcy and operating loss, and loss the corresponding guaranteed capabilities related to this loan partly or completely, the borrower should timely provide the other guaranteed measures approved by the lender.

12.8	Without the written consent of the opposite side, both sides should not disclose the opposite side’s business secrets to third parties, including operating information, management information, technical information, customers’ information and other business information which can bring economic benefits and are not known by the public, except that lender provides materials or discloses information to the agent institutions like law firms, or the lender (beneficiary) following the laws, regulations, stipulations or the request of competent authority.

12.9	The borrower state here in particular, once the borrower breach the contract or the borrower do not repay the trust loan principal and interest stimulated by the contract, and the borrower themselves have no enough property to repay the debt, with regard to any creditor’s right, receivables, and other property rights possessed by the borrower in allusion to the third party, the lender has the preferred subrogation to reimburse rights.

13	Events of default

13.1	Any one of the following events shall form the borrower’ default of this contract:

13.1.1	If the borrower appears the big earnings volatility and significant legal litigation which affect the abilities of the borrower to perform the obligations under this contract;

13.1.2	If the borrower violates the provisions of this contract, without the written consent of the lender, arbitrarily uses or transfers loan funds in the special account;

13.1.3	If the borrower fails to repay the credit loan principal and interest, overdue interest, default interest, liquidated damages and any other payables in accordance with the provisions of this contract, the cognizance of such default is applicable to any loan. That is to say, the delay or underpay of any loan’s principal and interest, overdue interest, penalty interest, liquidated damages and any other payables under this contract shall constitute a fundamental default of this contract, and the lender have the right to take measures according to the article 14;

13.1.4	If any important asset of the borrower has been involved in any enforcement, sealing up, distrain, lien, regulated measures or similar measures;

13.1.5	If the borrower do not totally disclose all the debts connected with the company, such as the lender’ compulsory enforcement by other creditors’ applying to the people’s court due to the borrower or other persons’ debts, the borrower shall bear the liability for default of the contract, and pay liquidated damages to the lender according to five percent of the total trust loans’ principal.

13.1.6	Any representation or warranty made by the borrower under the items of this contract is incorrect, untrue, misleading, violated, or the representation or warranty has been proved to be incorrect, untrue, misleading, and violated when they are made or considered to be made, and has caused that the reasonably expected trust loan principal and interest can not be fully repaid.

13.1.7	Because of the changes in the laws or the executive orders of any government, the business situations of the borrower or any of their important assets have changed significantly or possible events or situations which may lead to the big changes. However, the changes, events, or situations have been considered by the lender reasonably to have constituted or possibly constitute the significant adverse impacts on the borrower’ repaid capabilities under the items of the contract;

13.1.8	The borrower does not materially comply with or perform any one of its commitments and obligations under the items of this contract;

13.1.9	Without the written consent of the lender, the borrower sets the guaranteed interests on the fixed assets formed by main assets or the trust loans under the items of this contract happened some events which have produced significant adverse impacts on the performed capabilities on the obligations under the items of this contract;

13.1.10	The borrower are ordered to terminate the business due to going out of business, dissolution, cancellation, closure of the business, bankruptcy and other reasons;

13.1.11	The borrower’s legal representatives or the principal persons escape, disappear, suspect of a crime, and be taken compulsory measures;

13.1.12	The borrower or the guarantor have involved in or is about to involve in major litigation, arbitration, and other legal disputes;

13.1.13	The borrower appears some big events or situations of default which fail to perform the borrowing or financing made with other financial institutions or the obligations of guaranty contracts, etc.;

13.1.14	Without the lender’s consent, the borrower change the purpose of the loan arbitrarily, or use the loan to proceed illegal and improper trading;

13.2	If the guarantor appears one of the following circumstances, the borrower shall be considered to default under this contract, and the lender shall have the right to take relieved measures stipulated by this contract:

13.2.1	The guarantee which are not established, inactive, invalid, being dismantled and lifted under the items of this contract; the guarantors default or clearly indicate or show that they will not fulfill the guaranteed responsibility; or the guarantor or warrantor loss part or all of the guaranteed qualifications; the collateral value reduces or appear some other changes; what’s more, within the time schedule made by the lender, the borrower does not supple according to this contract’s stipulation or fail to timely provide new collateral or take other preserved measures of creditors’ rights approved by the lender;

13.2.2	The borrow underwrites insurance for the pledge gold and renew in time, which is not in accordance with the contract;

13.3	Cross default

The guarantor who appears the below or any kind of situation in the agreement of 13.1 or 13.2in this contract shall be regarded as the borrower’s default of this contract, and the lender has the right to call in the loan ahead of the contract’s schedule and require the borrower to take the defaulting responsibilities:

13.3.1	Any loan, financing or debt has defaults;

13.3.2	Any guarantee or similar obligation is not performed;

13.3.3	Failing to perform or violate the relevant debt guarantees and other legal documents or contracts having similar obligations;

14	Liabilities for default

14.1	If one or several default items occur listed in article 13 of this contract, the lender has the right to take one or more remedial measures according to the actual situation of the borrower’ default. The borrower should bear the corresponding responsibilities for default of the contract.

14.1.1	If the borrower fails to fully repay any loan’s principal and interest or the other payables in time under the items of this contract in accordance with the stipulation of this contract; or fail to fully supply any additional gold pledge and margin in time, or fail to timely buy insurance or extend insurance time limit for any pledged gold; and fail to correct the defaulting behaviors and remedy according to the requirements of the lender within the time limit specified by the lender, the lender shall have the right to declare all trust loans under the items of this contract expire in advance immediately, and withdraw all the trust loans’ principal balance and the unpaid part in all the interest payable according to the calculation stipulated by this contract, overdue interest, penalty interest, liquidated damages and any other payables in advance from the lender, and the immediate recourse to the borrower through various forms.

14.1.2	If the borrower violates the provisions of this contract without the consent of the lender, and arbitrarily use or transfer the loan funds of special accounts, the lender shall have the right to take back all or part of the loan ahead of schedule. At the same time, from the date of arbitrarily use (transfer) of the loan, according to the amount of the use (transfer) and actual days of the use (transfer), the lender shall calculate and collect the penalty interest from the borrower in the light of the thousandth of the use (transfer) fund every day, until the borrower returns all the use (transfer) funds to the lender. The lender’s collecting penalty interest from the borrower shall not influence the lender’s any other rights under the items of this contract.

14.1.3	During the period of the trust loan, if the Borrower fail to pay interest within the time limit prescribed in this contract, as to the overdue interest part, during the overdue period, the Lender shall have the right to add one thousandth penalty interest every day on the basis of the original overdue loan interest stipulated in article 6.4 from the overdue date.

14.1.4	If the Borrower fails to repay the trust loan principal according to the stipulation of this contract, as for the overdue part of the trust loan principal, during the overdue period, the Lender shall have the right to add one thousandth penalty interest every day on the basis of the original overdue loan interest stipulated in article 6.4 from the overdue date.

14.1.5	According to the provisions of this contract or guaranteed documents, it requests the Guarantor to bear guaranteed responsibilities, including the ways of selling off and auctioning the pledged gold, the borrower’ agreement on the discount of the pledged gold, or entrust the members in Shanghai Gold Exchange to sell the pledged gold at the market price in the open gold market to perform the right of pledge, or requests the Guarantor to bear the joint guaranteed responsibilities.

14.1.6	Other remedial measures stipulated by the relevant laws and regulations and this contract.

14.2	After the Lender took the default measures stipulated by the preceding articles, the Borrower still cannot make up for the loss to the Lender, and they have the right to continue to pursue of recovery to the Borrower about the failing repay part.

14.3	Because of any party’s default making the opposite party adopt the litigated ways to realize the creditors’ rights, the default party should bear the reasonable costs paid by the opposite party, including but not limited to legal fares, property preservation fee, auction fee, attorney fees, travel expense, copying charge, and printed materials fees, etc.

15	Special stipulations

15.1	When the news media, such as the documents, newspapers or web sites sponsored by the state council and its ministries and commissions, provincial government (including the municipalities directly under the central government and autonomous regions), the people's bank of China, China banking regulatory commission and other financial regulatory institutions ,report the industrial policies of the state’s prohibition or restriction on the investment of the related industries or series of enterprises, the lender could suspend, discontinue, and terminate the debts’ issue or recover the loan ahead of schedule to the borrower of the related industries or series of enterprises.

15.2	The borrower agrees that the lender could use and save credit information because of the loan application and post-loan management query.

15.3	The reasons, such as the irresistible forces, stoppages of the communications or network, or system faults of the lender, lead to the failures to issue loans or conduct the payments in accordance with the stipulations of this contract, the Lender shall not take the responsibility, but should promptly notify the borrower to take remedial measures.

16	Supplement, Modification and Transfer of the contract

16.1	After the contract entries into force, the parties can modify or supplement the contents of the contract on the basis of consensus. If the provisions of the contract are inconsistent with the regulations of the law, a supplementary contract should be timely consulted and signed to perfect the contract. For matters not covered in this contract, both parties can sign a supplementary contract. The supplementary contract is an integral part of this contract, and it has the same legal effect as the contract. If the supplementary contract is in conflict with the contract, the supplementary contract shall prevail. In this contract, when this contract is mentioned, any effective revisions and supplements to this contract should be included.

16.2	Without the written consent of the Lender, the borrower may not transfer any rights and obligations under this contract.

16.3	The lender is entitled to transfer the rights and obligations under this contract to any other party without the agreement of the borrower, however the borrower should be informed about this.

17	Notices

17.1	unless there are other provisions in the contract, otherwise, all notices between the two parties under the terms of the contract shall be in written form, which can be delivered by people, registered letters, express mail service, and fax can be as an auxiliary way, however, it must have a supplementary delivery according to the agreed ways in the contract. The notices on the following dates shall be deemed to be the dates of service:

(1)	The notices delivered by people are an effective delivery on the delivery date.

(2)	The notices delivered by registered letter (postage paid) are effective delivery on the seventh day after they are delivered (as indicated by the postmark).

(3)	The notices issued by express mail service (postage paid) are effective delivery in the third days after being delivered (as indicated by the postmark).

(4)	The notices sent by fax are effective after they are delivered.

(5)	Using the above methods to send notices at the same time, the fastest one reaches the receiver is effective.

17.2	The notices under this contract shall be delivered according to the following address; if some changes need to be done, the party who wants to change shall notify the other party in written way and three working days in advance. The losses caused by the failure to notice in time are bore by the party who changes the correspondence address or the contact ways.

Lender: Sichuan Trust Co., Ltd.

Correspondence address: Room B1511, Oumei Center, EAC, Hangzhou City.

Postcode: 310000

Telephone numbers: 0571-85238957

Fax: 0571-85238957

Recipient: Zhu Pan

Borrower: Wuhan Kingold Jewelry Co., Ltd.

Correspondence address: Special No. 15 of Huangpu Science and Technology Park, Jiang’an District, Wuhan City

Postcode: 430023

Tel:

Fax: 027-65694977

Recipient: Hu Qiao

18.	Compulsory execution notarization

With the confirmation of the borrower and the lender, both parties have complete understanding on the meaning, content, procedure, responsibility and effect of the laws, rules, regulations have on compulsory execution effect and executive certificate. The borrower and the lender conduct notarial process on this contract and enforce it with effect after signing this contract with consent. The borrower does not have disagreement on the obligations under this contract. If the borrower does not or not fully perform his obligation under the main contract, or the borrower does not or not fully perform his obligation under this contract, or when the hostage is realized as is agreed in this contract happens, the lender is entitled to apply the people’s court with jurisdiction for compulsory execution with this contract and executive certificate under notarization. The borrower should accept the compulsory execution and abstain the right to defend on his own accord. The cost for compulsory execution process is assumed by the borrower.

19.	Other matters

19.1.	This contract is effective after the legal representatives or authorized representatives of both parties signed or sealed and stamped with official seal and special seal for contractual use, and it terminates until trust loan principal, interest, penalty interest, liquidated damages and all the other obligations of payment have been fulfilled.

19.2	If both parties produce differences to the provisions of this contract and that has come to the “significant”, “substantial”, “serious” standards and so on, the lender's interpretation shall prevail.

19.3	When disputes arise during the performance of this contract, and they can be resolved through consultation, if it doesn’t work, either party shall file a lawsuit to the people's court having jurisdiction over the place where the lender has his domicile. During the proceeding, the terms that do not involve the dispute in the contract shall still be fulfilled.

19.4	The contracts, memos, commitments and other binding legal documents which have come into force signed by the borrower or Lender on the matters under this contract shall be an integral part of this contract.

19.5	Once the contract has been signed, it shows that the two parties have read this contract in full and detail, do not have any doubt and ambiguity on all terms in the contract, and have accurate and correct understanding on relevant rights, obligations and responsibilities of both parties.

19.6	This contract has six original copies, two copies belong to the lender, and one copy is kept by the borrower, and the rest are used for conducting notarization and other procedures, and each one has the same legal effect.

19.7	Loan application form, IOU, and other relevant documents and data provided by the borrower are integral parts of this contract.

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(No text in this page, signing page of No. SCXT2019(DXD)Zi. No.1-2 Trust Loan Contract)

When signing this Contract, both parties read and know all the articles in this Contract, have no objection, and accurately understand all legal implications of all articles related to legal relations, related rights, obligations and responsibilities between both parties.

The lender: Sichuan Trust Co., Ltd.(Seal)

Legal Representative or Authorized Representative (Signature or Seal):

The borrower: Wuhan Kingold Jewelry Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature or Seal) :

Sign Date: Month 1 Day 24 , 2019

Place of signing: Wuhan